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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 31 to Registration Statement No. 033-53692 of Hartford Life Insurance Company Separate Account VL I on Form N-6, of our report dated February 11, 2009 (April 29, 2009 as to the effects of the change in reporting entity structure and the retrospective adoption of FASB Statement No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS described in Note 1 and Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for the fair value measurement of financial instruments in 2008), relating to Hartford Life Insurance Company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and of our report dated February 18, 2009, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account VL I as of December 31, 2008, and the related statements of operations and changes in net assets for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
August 24, 2009